EXHIBIT 4.15

(English Translation)

SUPPLEMENTARY AGREEMENT TO THE EQUITY TRANSFER AGREEMENT

Date of Execution: April 30, 2025

Party A (Transferor): MALONG LIMITED

Party B (Transferee): Farmmi International Limited

Party C: Lishui Senbo Forestry Co., Ltd.

WHEREAS:

Party A and Party B entered into the Equity Transfer Agreement in relation to EWAYFOREST GROUP LIMITED on February 28, 2025 (hereinafter referred to as the “Original Agreement”);

Party C is an important entity related to the forestry assets of the target company. After mutual consultation, the Parties have agreed on the handling of forest ownership certificates and subsequent arrangements following the transaction, and hereby enter into this Supplementary Agreement.

Article 1: Commitment on Forest Ownership Certificates

1. Party A and Party B agree that the target company and its related assets require clear confirmation documents for ownership. The Parties consider forest ownership certificates as reasonable proof of such ownership. Party C also agrees to undertake the responsibility of handling the certificates.

2. Party B and Party C undertake to complete the relevant forest land ownership certificates or reissuance procedures in accordance with the law by August 30, 2025, to ensure the clarity and legality of the ownership of the relevant forestry assets.

Article 2: Termination of Transaction and Refund of Consideration

1. As the forest ownership certificates are currently the only documents that can clearly and definitively prove the ownership of forestry assets, if Party C fails to complete the aforementioned certificate procedures by August 30, 2025, Party A and Party B shall mutually agree to terminate the equity acquisition transaction under the Original Agreement.

2. In the event of termination of the Original Agreement, Party A agrees to refund all consideration already paid by Party B under the Original Agreement. The specific method of repayment shall be separately stipulated.

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3. Upon completion of the refund of the above consideration, Party A and Party B shall have no further claims or liabilities against each other in relation to the transaction under the Original Agreement.

Article 3: Effectiveness of the Agreement

1. This Supplementary Agreement shall become effective upon signature or seal by Party A, Party B, and Party C.

2. This Supplementary Agreement constitutes an integral part of the Original Agreement and shall have the same legal effect as the Original Agreement.

3. In the event of any inconsistency between this Supplementary Agreement and the Original Agreement, this Supplementary Agreement shall prevail.

(End of Text)

Party A: MALONG LIMITED (Seal):

Party B: Farmmi International Limited (Seal):

Party C: Lishui Senbo Forestry Co., Ltd. (Seal):

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